Exhibit 99.1


                    [LOGO] The First National Bank of Ipswich


FOR IMMEDIATE RELEASE               Contact:  Alexander Caswell
June 7, 2006                                  Regan Communications
                                              (617) 488-2885

                                              Joanne Lattanzi
                                              The First National Bank of Ipswich
                                              (978) 356-8105


                         First Ipswich Bancorp Announces
              Resignation of President and Chief Executive Officer


Ipswich, MA - First Ipswich Bancorp (OTC:FIWC), the bank holding company for The First National Bank of Ipswich (the "Bank"), announced today that Donald P. Gill is resigning as President, Chief Executive Officer and Director of the holding company and the Bank, effective June 7, 2006.

Commenting on Mr. Gill's departure, Neil St. John Raymond, Chairman of the holding company and the Bank stated, "It has been a pleasure to work with Don, and we wish Don success in his future endeavors." Mr. Raymond also stated, "Don has played an instrumental role in the growth of the Bank, and I am so grateful for his eight years of service."

In addition, Russell G. Cole was named Interim President and Chief Executive Officer and Director of the holding company and the Bank, effective June 7, 2006. Mr. Cole has served as President of the Northern Division of the Bank since November 2004.

Mr. Cole was previously President and Chief Executive Officer of Ocean National Bank, a $600 million commercial bank headquartered in Kennebunk, Maine, from November 1995 to February 2003. Prior to joining The First National Bank of Ipswich, Mr. Cole was the President and Chief Executive Officer of GSBI Insurance Group in Portsmouth, New Hampshire, from February 2003 to June 2004.

First Ipswich Bancorp is the bank holding company of The First National Bank of Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates eleven full-service offices in the Massachusetts communities of Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, and the New Hampshire communities of Londonderry and Portsmouth. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services. Additional information is available on the bank's website at www.fnbi.com.

This press release may contain "forward-looking statements." Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the

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Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, and the Bank's continued ability to comply with existing and future regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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